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                                                                  EXHIBIT 15

PRESS RELEASE


                                      Contact:  For Fujitsu Limited
                                                Korendo Shiotsuki
                                                General Manager, NY Office
                                                (212) 265-5360

                                                     or

                                                Sitrick And Company
                                                Michael Sitrick
                                                Donna K.H. Walters
                                                (310) 788-2850

                                                For Amdahl Corporation
                                                Investor Relations
                                                William Stewart
                                                Director of Financial and
                                                Public Relations
                                                (408) 746-6076

         FUJITSU GRANTED EARLY TERMINATION OF ANTITRUST WAITING PERIOD

        SUNNYVALE, CALIFORNIA -- AUGUST 14, 1997 -- Fujitsu Limited (TSE: 6702) announced today that, in connection with its previously announced tender offer to acquire all the outstanding shares of Amdahl Corporation that it does not currently own, the U.S. Department of Justice and the Federal Trade Commission have granted Fujitsu early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        Early termination of the waiting period indicates that those government agencies do not intend to oppose the tender offer and related merger on antitrust grounds. Such early termination of the waiting period also satisfies one of the conditions of the tender offer agreement between Fujitsu and Amdahl, announced July 30. The tender offer, for $12 per share, is still subject to certain other conditions and is scheduled to expire at 5 p.m. New York City time, September 5, 1997, unless extended.